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                                                                   Exhibit 10.15

                          CROWLEY MARITIME CORPORATION

                         2004 MANAGEMENT INCENTIVE PLAN

                    (AS ADOPTED AND EFFECTIVE MARCH 10, 2004)

1.       PURPOSE

The purpose of this Plan is to motivate and reward eligible employees for good performance by making a portion of their compensation dependent on the achievement of certain Performance Goals related to the performance of Crowley Maritime Corporation (the "Company") and/or its operating units, as the case may be. This Plan is designed to ensure that the cash bonus incentives and awards under the Company's Deferred Compensation Plan (DCP) paid hereunder to executive officers of the Company are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the "Code").

2.       PARTICIPANTS

The participants in this Plan shall be employees of the Company, as determined by the Committee.

3.       ADMINISTRATION

The Plan shall be administered by one or more committees (each a "Committee"). With respect to awards intended to constitute "qualified performance based compensation" under Code Section 162(m), the Committee shall consist solely of at least two outside directors of the Company that satisfy the requirements of Code Section 162(m). The Committee shall have the sole discretion and authority to administer and interpret this Plan in accordance with Code Section 162(m). Unless the Board of Directors ("Board") provides otherwise, the Compensation Committee of the Board shall be the Committee; provided, however, that with respect to awards intended to constitute "qualified performance based compensation" to "covered employees" under Code Section 162(m), unless the Board provides otherwise, the Executive Compensation Subcommittee of the Board shall be the Committee.

4.       AMOUNT OF BONUS AND/OR DCP AWARD

A participant's bonus payment and/or DCP award, if any, is based on (i) an individual target set by the Committee in writing with respect to the Performance Period and (ii) the Performance Goal or Goals for the Performance Period (increased or decreased, in each case in accordance with factors adopted by the Committee with respect to the Performance Period that relate to unusual items). However, no bonus and/or DCP award in excess of five times the annualized highest rate of base compensation paid to any executive of the Company with respect to 2003 as reported in the Company's proxy statement for the 2004 Annual Meeting will be paid to any participant with respect to a Performance Period. The Committee may also reduce an


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individual's maximum bonus calculated under the preceding formula in its sole discretion. This Plan's Performance Goals may include: (i) operating income as a percentage of revenue; (ii) earnings before interest and taxes, (iii) earnings before interest, taxes, depreciation and amortization; (iv) net income; (v) operating cash flow; (vi) return on assets; (vii) return on equity; (viii) return on sales; and (ix) revenue, each with respect to the Company and/or any operating unit(s) of the Company, as determined by the Committee in its sole discretion. With respect to awards not intended to constitute "qualified performance based compensation" with respect to a "covered employee" under Code
Section 162(m), the Committee may also establish additional individual Performance Goals. A "Performance Period" shall be with respect to a participant, any fiscal period of the Company not exceeding thirty-six (36) months, as determined by the Committee in its sole discretion. Bonuses to be paid to participants who are not subject to the limitations of Section 162(m) may take into account other factors. The Committee, in its sole discretion, may permit a participant to defer receipt of cash that would otherwise be delivered to the participant under this Plan. Any such deferral elections shall be subject to such rules and procedures as determined by the Committee in its sole discretion. The selection and adjustment of applicable Performance Goals, and the establishment of targets, shall occur in compliance with the rules of Code
Section 162(m).

5.       PAYMENT OF BONUS AND/OR DCP AWARD

Subject to the Committee's discretion, the payment of a bonus and/or DCP award generally requires that the participant be on the Company's payroll as of the date the bonus is to be paid. The Committee may make exceptions to this requirement in the case of retirement, death or disability, as determined by the Committee in its sole discretion. Bonus payments may be made in cash. DCP awards shall be made in conformity with the Deferred Compensation Plan. No bonus or DCP award shall be paid unless and until the Committee certifies in writing the extent to which the Performance Goal(s) applicable to a participant have been achieved or exceeded. The Committee may establish different Performance Periods for different participants, and the Committee may establish concurrent or overlapping Performance Periods.

6.       EFFECTIVE DATE, AMENDMENT AND TERMINATION

The Plan shall be effective upon its adoption. However, no amounts intended to be "qualified performance based compensation" under Code Section 162(m) shall be paid until the Company's stockholders have approved the Plan. The Board of Directors reserves the right to amend or terminate this Plan at any time with respect to future services of participants. Plan amendments will require stockholder approval only to the extent required by applicable law.

7.       LEGAL CONSTRUCTION

Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included. The granting of awards under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be

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required. This Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of this Plan.

8.       EXECUTION

IN WITNESS WHEREOF, Crowley Maritime Corporation, by its duly authorized officer, has executed the Plan as the date indicated below.

                            CROWLEY MARITIME CORPORATION

                            By: /S/Bruce Love
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                                Its Secretary

                            Dated: March 10, 2004
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